INVOICE
1720 South Santa Fe St.
Santa Ana, CA 92705	INVOICE # 1004-2
714.547.7600 Fax 714.547.7667	DATE: JUNE 23, 2006

TO:	FOR:
Lexington Energy Services, Inc.	Nitrogen Generator
Larry Kristof
Suite 1209, 207 West Hastings Street
Vancouver British Columbia, Canada V6B 1H7

DESCRIPTION	AMOUNT
4th Installment on Nitrogen Generating System	$ 366,104.00 USD
Balance of original May 1 payment
½ of original June 1 payment

Payment Schedule:
5th Installment (15% of contract) dues July 15, 2006 US$212,289
On delivery (estimated mid August) 10% of contract US$141,526

TOTAL	$ 366,104.00 USD

Please make all checks payable to Innovative Nitrogen Systems.
Payment due upon receipt of invoice.

Thank you for your business!